EXHIBIT 99.1

Pacific Premier Bancorp, Inc. Announces First Quarter 2011 Results (Unaudited)

Costa Mesa, Calif., April 28, 2011 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the first quarter of 2011 of $4.8 million or $0.44 per share on a diluted basis, compared to first quarter of 2010 of $456,000 or $0.04 per share on a diluted basis.

The Company’s pre-tax income totaled $7.9 million for the quarter ended March 31, 2011, compared to $556,000 for the quarter ended March 31, 2010.  The increase of $7.3 million between quarters was primarily due to:

·
A $4.2 million increase from the gain recorded on the acquisition of certain assets and liabilities of the former Canyon National Bank (“Canyon National”) from the Federal Deposit Insurance Corporation (“FDIC”) as receiver;

·	A $2.4 million increase in net interest income due to a higher net interest margin and a higher level of interest earning assets;
·	A $1.1 million favorable change in net gain (loss) from the sale of loans; and
·	A $950,000 decrease in provision for loan losses.

Partially offsetting the above favorable items was a $2.0 million increase in noninterest expense, primarily associated with higher compensation and benefits costs, legal and audit costs and other expenses.

Steven R. Gardner, President and Chief Executive Officer, commented on the recent acquisition of Canyon National, “This transaction significantly improves the Banks liability composition as Canyon National had an attractive deposit base totaling $204.7 million at a cost of 47 basis points including $149.6 million of transaction accounts.  Since the closing of the acquisition, we have been working diligently to transition the accounts of our new customers over to the Bank in an efficient and seamless manner.  The acquisition of Canyon National also enhanced the diversification of the Bank’s loan portfolio by adding $45.4 million in owner-occupied CRE loans, $28.6 million in C&I loans, $27.9 million in residential one-to-four family residences and $27.6 million in non-owner occupied CRE loans.

Mr. Gardner also addressed the Company’s results for the first quarter of 2011, “We are pleased with our financial results for the first quarter of 2011.  Since the fourth quarter of 2009, our net interest margin has expanded each quarter, including the current quarter by 30 basis points to 4.21%, and is up 65 basis points as compared to 3.56% for the prior year period.  We utilized the increased levels of liquidity in the first quarter of 2011 to pay off all of our $40.0 million in Federal Home Loan Bank advances, which reduced our current quarter average borrowings costs by 142 basis points when compared with the prior quarter.”

Mr. Gardner continued, “We have been extremely pleased over the past several years with the asset quality we have been able to maintain due to both our conservative credit culture and our proactive approach to managing the loan portfolio. We will bring this same disciplined approach to the Coachella Valley and in particular the nonperforming assets we acquired in the transaction.  At quarter end our delinquent loans increased to 3.79% of total loans and our nonperforming assets increased to 3.26% of total assets primarily due to the Canyon National acquisition.  Within the first week of closing we immediately began mitigating potential losses through a multipronged approach to dispose of and/or resolve these problem assets.”

Mr. Gardner continued, “As part of our focus on capital management, during the first quarter we repurchased and retired two outstanding warrants that were exercisable for an aggregate of 600,000 shares of the Company’s common stock.  The result of this transaction reduced the total amount of fully diluted shares outstanding by approximately 5.4%, and was accretive to the Company’s fully diluted book value per share.  It’s with confidence in the Company’s future that we took this step and we will continue to look for ways to effectively deploy capital to enhance shareholder value.”

Mr. Gardner concluded, “We are starting to see evidence of a self-sustaining recovery in consumer and business spending and increasing confidence from business owners in our primary market areas.   As a result, we anticipate that economic conditions will continue to gradually improve during 2011.  However, we still expect elevated credit costs throughout the current year due to the softness in the real estate markets.  We believe the Bank is well positioned to serve our existing customers, garner new business relationships and take advantage of growth opportunities, including additional FDIC assisted transactions in 2011.”

Net Interest Income

Net interest income totaled $9.1 million in the first quarter of 2011, up $2.4 million or 36.7% from the first quarter of 2010.  The increase reflected a higher net interest margin of 4.21% in the current quarter, compared with 3.56% in the first quarter of 2010, and an increase in average interest-earning assets of $116.2 million in the current quarter to total $865.0 million.  The increase in the current quarter net interest margin of 65 basis points primarily reflected a decrease in the average costs on interest-bearing liabilities of 72 basis points that more than offset the decrease in the yield on interest-earning assets of one basis point.  For the current quarter, the decrease in costs on our interest-bearing liabilities was primarily associated with a decline in our cost of deposits of 49 basis points from 1.70% to 1.21%, primarily as a result of the deposits acquired from Canyon National which changed our deposit composition to have a higher mix of lower costing transaction accounts, and a decline in our cost of borrowings of 188 basis points from the pay down of higher costing borrowings. The overall acquired deposit cost added at the time of acquisition was 47 basis points.  The increase in average interest-earning assets during the current quarter of $116.2 million was primarily due to the Canyon National acquisition, which added $195.7 million in assets on February 11, 2011.

Provision for Loan Losses

The Company recorded a $106,000 provision for loan losses during the first quarter of 2011, compared with $1.1 million recorded in the first quarter of 2010.  Strong credit quality metrics and recent charge-off history within our non-acquired loan portfolio was a significant determinate in estimating the adequacy of our allowance for loan losses and our resultant provision at the end of the first quarter of 2011.  Net loan charge-offs amounted to $106,000 in the current quarter, down $686,000 from $792,000 experienced during the first quarter of 2010.  The loan charge offs we experienced in the first quarter of 2011 were related to the sluggish economic conditions in our primary markets as well as the constraints on the financial markets in which we lend.

Noninterest income

Our noninterest income totaled $5.2 million in the first quarter of 2011, representing an increase of $6.0 million from the same period in the prior year.  All of our noninterest income categories had favorable changes in the current quarter, but most prominent was from the $4.2 million gain recorded on the Canyon National acquisition, the $1.1 million favorable change from the gain on sale of loans in the current quarter, compared to a loss in the same period in the prior year, and the $260,000 increase in deposit fee income primarily associated with the acquired Canyon National deposits.

Noninterest Expense

Noninterest expense totaled $6.4 million in the first quarter of 2011, up $2.0 million or 47.1% from the same period in the prior year.  The increase was almost entirely related to the Canyon National acquisition, which included one-time costs of approximately $550,000. Most all of our noninterest expense categories were higher which included increases in compensation and benefits costs of $1.2 million, primarily from an increase in employee count and termination costs, legal and audit fees of $267,000, other expenses of $304,000, premises and occupancy expenses of $174,000 and data processing and communication costs of $117,000.

Assets and Liabilities

At March 31, 2011, assets totaled $956.5 million, up $188.8 million or 24.6% from March 31, 2010 and up $129.7 million or 15.7% from December 31, 2010.  The increase in assets over the first quarter of 2011 was primarily due to the Canyon National acquisition as loans held for investment, net increased $135.5 million, primarily related to acquired loans of $149.7 million, OREO increased $10.5 million, primarily from acquired OREO of $12.0 million, and other assets increased $5.4 million. Partially offsetting these increases were decreases in investment securities available for sale of $14.2 million, primarily from sales, and in cash and cash equivalents of $6.6 million.

Investment securities available for sale totaled $140.9 million at March 31, 2011, up $20.7 million or 17.2% from March 31, 2010, but down $14.2 million or 9.1% from December 31, 2010.  The decrease during the first quarter of 2011 was primarily from the sale of $20.6 million of investment securities and principal payments of $5.7 million, partially offset by $12.8 million of investment securities purchased in the Canyon National acquisition.  At March 31, 2011, 57 of our 77 private label mortgage-backed securities (“MBS”) were classified as substandard or impaired and had a book value of $4.2 million and a market value of $3.7 million.  Interest received from these securities is applied against their respective principal balances.  All of our private label MBS were acquired when we redeemed our shares in certain mutual funds in 2008.

Net loans held for investment totaled $691.1 million at March 31, 2011, an increase of $153.2 million or 28.5% from March 31, 2010.  During the first quarter of 2011, loans held for investment increased $135.5 million or 24.4% from the same period in the prior year and included acquired loans of $149.7 million, loan originations of $18.6 million, purchases of $2.6 million and loan sales of $12.1 million.  At March 31, 2011, the loans to deposits ratio was 84.1%, down from 89.3% at March 31, 2010 and from 85.6% at December 31, 2010.  At March 31, 2011, our allowance for loan losses was unchanged from the prior year end balance and essentially the same as the prior year-ago quarter balance at $8.9 million.  The allowance for loan losses as a percent of nonaccrual loans was 43.0% at March 31, 2011, down from 213.3% at March 31, 2010 and 271.0% at December 31, 2010.  At March 31, 2011, the ratio of allowance for loan losses to total gross loans was 1.3%, down from 1.7% at March 31, 2010 and 1.6% at December 31, 2010.

Deposits totaled $832.8 million at March 31, 2011, up $219.9 million or 35.9% from March 31, 2010 and $173.5 million or 26.3% from December 31, 2010.  The increase in deposits over the first quarter of 2011 was primarily due to deposits acquired from Canyon National of $204.7 million, partially offset by a decrease in non-acquisition deposits of $25.3 million, essentially all in certificates of deposit. In the first quarter of 2011, we had growth in interest-bearing transaction accounts of $84.7 million, in noninterest-bearing accounts of $71.0 million, in wholesale certificates of deposit of $11.9 million and in retail certificates of deposit of $6.0 million.  At March 31, 2011, the Company had no brokered deposits. As result of the Canyon National acquisition and reduction in non-acquisition certificates of deposit, the total cost of deposits at March 31, 2011 decreased to 1.07%, from 1.64% at March 31, 2010 and from 1.40% at December 31, 2010.

At March 31, 2011, total borrowings amounted to $38.8 million, down $38.0 million or 49.5% from March 31, 2010 and $40.0 million or 50.8% from December 31, 2010.  During the first quarter of 2011 and as a result of the liquidity we received from the Canyon National acquisition, we paid off $40.0 million in fixed rate Federal Home Loan Bank term advances.  Total borrowings at March 31, 2011 represented 4.1% of total assets and had a weighted average cost of 3.04%, compared with 10.01% of total assets at a weighted average cost of 3.96% at March 31, 2010 and 9.53% of total assets and at a weighted average cost of 1.62% at December 31, 2010.

Nonperforming Assets

At March 31, 2011, nonperforming assets totaled $31.2 million or 3.26% of total assets, up from $10.5 million or 1.36% at March 31, 2010 and $3.3 million or 0.40% at December 31, 2010.  The increase during the first quarter of 2011 was primarily associated with the Canyon National acquisition as nonperforming loans increased $17.4 million to $20.7 million, while acquired OREO properties equaled our current quarter ending balance of $10.5 million.  During the current quarter, all OREO properties that we held prior to the acquisition were sold.

Regulatory Capital Ratios

At March 31, 2011, our ratio of tangible common equity to total assets was 8.11% with a basic book value per share of $7.90 and diluted book value per share of $7.64.

At March 31, 2011, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 9.09%, tier 1 risked-based capital of 10.29% and total risk-based capital of 11.40%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00%, for total risk-based capital.  At March 31, 2011, the Company had a ratio for tier1 leverage capital of 9.19%, tier 1 risked-based capital of 10.33% and total risk-based capital of 11.44%.

The Company owns all of the capital stock of the Bank.  The Bank provides business and consumer banking products to its customers through our nine full-service depository branches in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino and Seal Beach.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairments (“OTTI”) of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2010 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Senior Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

	March 31,	December 31,	March 31,
ASSETS	2011	2010	2010
	(Unaudited)	(Audited)	(Unaudited)
Cash and due from banks	$46,302	$63,433	$49,541
Federal funds sold	10,578	29	29
Cash and cash equivalents	56,880	63,462	49,570
Investment securities available for sale	140,927	155,094	120,270
FHLB stock/Federal Reserve Bank stock, at cost	14,161	13,334	14,330
Loans held for investment	699,953	564,417	547,051
Allowance for loan losses	(8,879)	(8,879)	(9,169)
Loans held for investment, net	691,074	555,538	537,882
Accrued interest receivable	4,014	3,755	3,592
Other real estate owned	10,509	34	6,169
Premises and equipment	8,166	8,223	8,697
Deferred income taxes	8,977	11,103	11,546
Bank owned life insurance	12,583	12,454	12,060
Other assets	9,191	3,819	3,528
TOTAL ASSETS	$956,482	$826,816	$767,644
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$118,241	$47,229	$38,084
Interest bearing:
Transaction accounts	287,694	203,029	174,644
Retail certificates of deposit	413,126	407,108	397,121
Wholesale/brokered certificates of deposit	13,725	1,874	3,052
Total deposits	832,786	659,240	612,901
FHLB advances and other borrowings	28,500	68,500	66,500
Subordinated debentures	10,310	10,310	10,310
Accrued expenses and other liabilities	5,217	10,164	3,812
TOTAL LIABILITIES	876,813	748,214	693,523
STOCKHOLDERS’ EQUITY:
Preferred Stock, $.01 par value; 1,000,000 shares authorized; no shares outstanding	-	-	-
Common stock, $.01 par value; 15,000,000 shares authorized; 10,084,626 shares at March 31, 2011, 10,033,836 shares at December 31, 2010 and March 31, 2010 issued and outstanding	101	100	100
Additional paid-in capital	76,326	79,942	79,928
Retained earnings (accumulated deficit)	4,246	(526)	(4,308)
Accumulated other comprehensive loss, net of tax benefit of $702 at March 31, 2011, $639 at December 31, 2010, and $1,118 at March 31, 2010	(1,004)	(914)	(1,599)
TOTAL STOCKHOLDERS’ EQUITY	79,669	78,602	74,121
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$956,482	$826,816	$767,644

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2011	March 31, 2010
INTEREST INCOME
Loans	$10,533	$9,155
Investment securities and other interest-earning assets	1,201	1,029
Total interest income	11,734	10,184
INTEREST EXPENSE
Interest-bearing deposits:
Interest on transaction accounts	445	413
Interest on certificates of deposit	1,823	2,168
Total interest-bearing deposits	2,268	2,581
FHLB advances and other borrowings	288	868
Subordinated debentures	76	75
Total interest expense	2,632	3,524
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	9,102	6,660
PROVISION FOR LOAN LOSSES	106	1,056
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,996	5,604
NONINTEREST INCOME
Loan servicing fees	217	70
Deposit fees	448	188
Net gain (loss) from sales of loans	86	(1,015)
Net gain from sales of investment securities	164	87
Other-than-temporary impairment loss on investment securities, net	(214)	(326)
Gain on FDIC transaction	4,189	-
Other income	349	270
Total noninterest income (loss)	5,239	(726)
NONINTEREST EXPENSE
Compensation and benefits	3,181	2,013
Premises and occupancy	800	626
Data processing and communications	301	184
Other real estate owned operations, net	263	295
FDIC insurance premiums	264	348
Legal and audit	392	125
Marketing expense	229	149
Office and postage expense	167	123
Other expense	762	459
Total noninterest expense	6,359	4,322
NET INCOME BEFORE INCOME TAX	7,876	556
INCOME TAX	3,104	100
NET INCOME	$4,772	$456

EARNINGS PER SHARE
Basic	$0.47	$0.05
Diluted	$0.44	$0.04

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,049,311	10,033,836
Diluted	10,857,123	11,021,014

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

	For the Three Months Ended
	March 31, 2011	March 31, 2010
Profitability and Productivity
Net interest margin	4.21%	3.56%
Noninterest expense to average total assets	2.80	2.18
Efficiency ratio (1)	61.56	58.69
Return on average assets	2.10	0.23
Return on average equity	24.34	2.47

Asset and liability activity
Loans originated/purchased	$170,926	$2,922
Repayments	8,079	15,395
Loans sold	(12,142)	(14,290)
Increase (decrease) in loans	135,536	(28,702)
Increase (decrease) in assets	129,666	(39,679)
Increase (decrease) in deposits	173,546	(5,833)
Decrease in borrowings	(40,000)	(25,000)

(1) Efficiency ratio excludes other real estate operations, net and gains and losses from sales of loans and investment securities, and gain on FDIC transaction.

	Three Months Ended			Three Months Ended
	March 31, 2011			March 31, 2010
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$56,125	$29	0.21%	$59,761	$34	0.23%
Federal funds sold	5,899	2	0.14	29	-	0.00
Investment securities	170,888	1,170	2.74	133,910	995	2.97
Loans receivable, net (1)	632,092	10,533	6.67	555,106	9,155	6.60
Total interest-earning assets	865,004	11,734	5.43	748,806	10,184	5.44
Noninterest-earning assets	44,125			43,340
Total assets	$909,129			$792,146
Liabilities and Equity
Interest-bearing liabilities:
Transaction accounts	$340,153	$445	0.53	$207,533	$413	0.81
Retail certificates of deposit	411,189	1,813	1.79	405,128	2,150	2.15
Wholesale/brokered certificates of deposit	7,868	10	0.52	4,352	18	1.68
Total interest-bearing deposits	759,210	2,268	1.21	617,013	2,581	1.70
FHLB advances and other borrowings	55,056	288	2.12	82,133	868	4.29
Subordinated debentures	10,310	76	2.99	10,310	75	2.95
Total borrowings	65,366	364	2.26	92,443	943	4.14
Total interest-bearing liabilities	824,576	2,632	1.29	709,456	3,524	2.01
Non-interest-bearing liabilities	6,120			8,708
Total liabilities	830,696			718,164
Stockholders' equity	78,433			73,982
Total liabilities and equity	$909,129			$792,146
Net interest income		$9,102			$6,660
Net interest rate spread (2)			4.14%			3.43%
Net interest margin (3)			4.21%			3.56%
Ratio of interest-earning assets to interest-bearing liabilities			104.90%			105.55%

(1)	Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

	March 31, 2011	December 31, 2010	March 31, 2010
Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio	9.09%	10.29%	10.01%
Tier 1 risk-based capital ratio	10.29	14.03	13.96
Total risk-based capital ratio	11.40	15.28	15.21

Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio	9.19%	10.41%	10.17%
Tier 1 risk-based capital ratio	10.33	14.07	14.06
Total risk-based capital ratio	11.44	15.32	15.32

Share Data
Book value per share (Basic)	$7.90	$7.83	$7.39
Book value per share (Diluted)	7.64	7.18	6.80
Closing stock price	6.82	6.48	4.90

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	March 31, 2011	December 31, 2010	March 31, 2010
Loan Portfolio
Real estate loans:
Multi-family	$235,443	$243,584	$264,996
Commercial non-owner occupied	156,616	130,525	139,953
One-to-four family (1)	48,291	20,318	8,364
Construction	5,631	-	-
Land	10,002	-	-
Business loans:
Commercial owner occupied	156,379	113,025	96,336
Commercial and industrial	86,206	54,687	33,166
SBA	3,268	4,088	3,002
Other loans	1,264	1,417	1,770
Total gross loans	703,100	567,644	547,587
Less:
Deferred loan origination costs (fees) and premiums (discounts)	(3,147)	(3,227)	(536)
Allowance for loan losses	(8,879)	(8,879)	(9,169)
Loans held for investment, net	$691,074	$555,538	$537,882

Asset Quality
Nonaccrual loans	$20,650	$3,277	$4,299
Other real estate owned	10,509	34	6,169
Nonperforming assets	31,159	3,311	10,468
Allowance for loan losses	8,879	8,879	9,169
Allowance for loan losses as a percent of total nonperforming loans	43.00%	270.95%	213.28%
Nonperforming loans as a percent of gross loans receivable	2.94	0.58	0.79
Nonperforming assets as a percent of total assets	3.26	0.40	1.36
Net loan charge-offs for the quarter ended	$106	$291	$792
Net loan charge-offs for quarter to average total loans, net	0.07%	0.21%	0.57%
Allowance for loan losses to gross loans	1.26	1.56	1.67

Delinquent Loans:
30 - 59 days	$11,811	$1,203	$566
60 - 89 days	2,820	17	3,905
90+ days (2)	11,990	3,091	1,536
Total delinquency	$26,621	$4,311	$6,007
Delinquency as a % of total gross loans	3.79%	0.76%	1.10%

(1) Includes second trust deeds
(2) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets